Exhibit 99.1

Antero Midstream Reports Third Quarter 2019 Financial and Operating Results

Denver, Colorado, October 29, 2019—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today released its third quarter 2019 financial and operating results. The relevant condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission.

Third Quarter 2019 Highlights Include:

•	Net loss was $289 million, or $(0.57) per share, driven primarily by the non-cash impairment charges related to the idling of the Antero Clearwater Facility
•	Adjusted Net Income increased by 156% to $197 million compared to the pro forma prior year quarter, or $0.39 per share (non-GAAP measure)
•	Adjusted EBITDA increased by 18% to $218 million compared to the pro forma prior year quarter (non-GAAP measure)
•	Distributable Cash Flow increased by 8% to $170 million compared to the pro forma prior year quarter (non-GAAP measure)
•	Net Debt to trailing twelve months pro forma Adjusted EBITDA ratio was 3.3x at the end of the quarter (non-GAAP measure)
•	Increased lender commitments on credit facility from $2.0 billion to $2.13 billion in October
•	Initiated share repurchase program and repurchased 3.5 million shares for approximately $25 million, leaving $275 million of remaining share repurchase authorization
•	Declared a dividend of $0.3075 per share ($1.23 per share annualized), representing a 114% increase as compared to Antero Midstream GP LP’s third quarter 2018 distribution

Commenting on Antero Midstream, Paul Rady, Chairman and CEO said, “Antero Midstream delivered another strong quarter, generating 25% and 71% year-over-year growth in low pressure gathering and processing volumes, respectively. We remain focused on delivering on our organic growth strategy and implementing blending and produced water transportation initiatives that support the capital efficient development program of our producer customer. Antero Resources has already realized a portion of these reduced costs and reported a 20% decrease in lease operating expenses per unit and an 8% decrease in drilling and completion cost per thousand feet in the third quarter of 2019 as compared to the first half of 2019.”

Mr. Rady further added, “Antero Resources today announced plans to target a drilling and completion budget in 2020 of $1.15 to $1.2 billion. Antero Resources has stated that it expects this development program to generate 8% to 10% year-over-year net production growth with only a modest outspend of $100 to $150 million assuming current strip pricing. Antero Midstream’s just-in-time capital philosophy and core infrastructure investments in 2019 allow it to further leverage its asset base and take advantage of already existing infrastructure in 2020. This results in a targeted capital budget of $375 to $425 million in 2020, or approximately a 40% year-over-year reduction in capital investment compared to the midpoint of the updated 2019 guidance range.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income and Distributable Cash Flow presented on an actual and pro forma basis, as well as Net Debt, please see “Non-GAAP Financial Measures.”

2019 Guidance Updates

Antero Midstream is revising its 2019 capital budget down to a range of $665 to $685 million from a previous range of $750 to $800 million. The reduction is driven by the deferral of just-in-time gathering, processing and fresh water delivery projects, as well as capital savings initiatives, and removal of the final Antero Clearwater Facility milestone payments assumed in the capital budget. Antero Midstream is also revising its GAAP net income guidance from a range of $305 to $365 million to a net loss range of $40 million to $30 million as a result of the non-cash impairment of the Antero Clearwater Facility. In addition, Antero Midstream is revising its 2019 Adjusted EBITDA guidance from a range of $870 to $920 million to a range of $840 to $850 million and Distributable Cash Flow guidance from a range of $680 to $730 to a range of $655 to $665 million. The reduction is driven primarily by the reduced wastewater volume throughout the year and the idling of the Antero Clearwater Facility. The revised guidance includes an additional $10 to $15 million of idling expenses in the fourth quarter of 2019. The net positive cash flow impact to Antero Midstream as a result of the revised capital budget and Adjusted EBITDA guidance is approximately $55 million in 2019 based on the midpoint of the revised guidance ranges.

Preliminary 2020 Outlook

In a separate release, Antero Resources announced that it is targeting 110 to 120 completions in 2020, with an average lateral length of 12,100 feet as compared to 115 to 125 completions in 2019 with an average lateral of 10,200 feet. This represents a 14% increase in total lateral feet completed. As a result of the well cost reductions achieved to date and expectations for 2020, Antero Resources announced that its preliminary drilling and completion capital budget for 2020 is expected to be $1.15 to $1.2 billion.

Antero Midstream is initially targeting a 2020 capital program of approximately $375 to $425 million, or a 40% decrease as compared to the midpoint of the revised 2019 capital budget. The preliminary 2020 capital program does not include the $125 million earn-out payment from the water drop down that Antero Midstream expects to pay in the first quarter of 2020 to Antero Resources. Antero Midstream’s 2020 capital budget will be flexible based on Antero Resources 2020 budget and completion activity. Antero Midstream’s and Antero Resources’ 2020 budgets remain subject to respective board approvals and are both expected to be finalized by the first quarter of 2020.

Return of Capital Program

On August 12, 2019, the Board of Directors of Antero Midstream authorized a share repurchase program to opportunistically repurchase up to $300 million of shares of its outstanding common stock through June 30, 2021. During the third quarter of 2019, Antero Midstream repurchased approximately 3.5 million shares under this program for approximately $25 million, leaving approximately $275 million of remaining capacity as of September 30, 2019. In addition, Antero Midstream declared a third quarter dividend of $0.3075 per share, which was unchanged as compared to the second quarter of 2019. Importantly, Antero Midstream’s declining capital program in 2020 combined with anticipated Adjusted EBITDA growth in 2020 positions Antero Midstream to continue targeting high single digit return of capital growth in 2020 as compared to 2019 based on the expected Antero Resources development plan. Based on the attractive rates of return and cash flow per share accretion from repurchasing shares at the current share price, Antero Midstream currently expects this return of capital growth in 2020 to be in the form of share repurchases. The future allocation of Antero Midstream’s return of capital to shareholders between dividend growth and share repurchases is subject to Board approval.

Increased Credit Facility Commitments

In October of 2019, Antero Midstream added Royal Bank of Canada (“RBC”) to its lending group with $132 million of incremental commitments. Pro forma for the addition of RBC, Antero Midstream’s lender commitments increased to $2.13 billion and the Company’s available liquidity increased to $1.4 billion.

Third Quarter 2019 Financial Results

The previously announced simplification transaction between Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP (“Antero Midstream Partners”) closed on March 12, 2019. GAAP financial results for periods prior to the closing of the simplification transaction reflect the financial results of AMGP. The financial and operating results and comparisons for periods prior to the closing of the simplification transaction that are discussed in this release are based on the pro forma results of Antero Midstream Corporation as if the transaction had occurred on January 1, 2018. GAAP and pro forma financial statements can be found in the back of this press release.

Low pressure gathering volumes for the third quarter of 2019 averaged 2,698 MMcf/d, a 25% increase as compared to the prior year quarter. Compression volumes for the third quarter of 2019 averaged 2,434 MMcf/d, a 39% increase as compared to the third quarter of 2018. High pressure gathering volumes for the third quarter of 2019 averaged 2,662 MMcf/d, a 23% increase over the third quarter of 2018. The year-over-year increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication. Fresh water delivery volumes averaged 141 MBbl/d during the quarter, a 28% decrease compared to the third quarter of 2018, driven by a decrease in Antero Resources’ completion activity.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly-owned subsidiary of MPLX) (the “Joint Venture”) averaged 1,036 MMcf/d for the third quarter of 2019, an increase of 71% compared to the prior year quarter. The five Sherwood Joint Venture plants operated at 100% utilization for the quarter. Gross Joint Venture fractionation volumes averaged 32 MBbl/d, an 88% increase compared to the prior year quarter. The Joint Venture’s fractionation capacity was 80% utilized during the quarter. The year-over-year increase in processing and fractionation volumes is primarily driven by the increase in Antero Resources’ rich gas and C3+ NGL production volumes.

	Three Months Ended September 30
	2018(1)	2019	% Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	2,166	2,698	25%
Compression (MMcf/d)	1,756	2,434	39%
High Pressure Gathering (MMcf/d)	2,173	2,662	23%
Fresh Water Delivery (MBbl/d)	195	141	(28)%
Gross Joint Venture Processing (MMcf/d)	606	1,036	71%
Gross Joint Venture Fractionation (MBbl/d)	17	32	88%

1.	Represents results for Antero Midstream Partners.

For the three months ended September 30, 2019, revenues were $244 million, comprised of $176 million from the Gathering and Processing segment and $97 million from the Water Handling and Treatment segment, net of $(29) million of amortization of customer relationships. Water Handling and Treatment segment revenues include $11 million from wastewater treatment at the Antero Clearwater Facility and $36 million from wastewater handling and high rate water transfer services. Wastewater handling and high rate transfer service revenues, which are billed at cost plus 3%, decreased by 10% compared to the second quarter of 2019 driven by water savings initiatives, improved trucking logistics, and blending operations during the month of September. These support lower operating and capital costs for Antero Resources.

Direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $13 million and $49 million, respectively, for a total of $62 million, compared to $81 million in total direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $11 million from wastewater treatment at the Antero Clearwater Facility and $35 million from wastewater handling and high rate water transfer services, which are billed at cost plus 3%. Antero Midstream incurred $2 million in costs to idle the Antero Clearwater Facility during the third quarter. General and administrative expenses excluding equity-based compensation were $10 million during the third quarter of 2019. Total operating expenses were $578 million, including $20 million of equity compensation expense, $457 million of impairment, $24 million of depreciation, and $2 million of accretion and change in fair value of contingent acquisition consideration and asset retirement obligations.

During the third quarter of 2019, Antero Midstream idled the Antero Clearwater wastewater treatment facility. The decision to idle the facility was driven by its inability to operate at its intended specifications. As a result of idling the facility, Antero Midstream incurred a $457 million non-cash impairment during the quarter related to the property, plant and equipment, as well as the impairment of goodwill and customer relationship value related to the facility as a result of the simplification transaction. Antero Midstream will continue to evaluate strategic options for the future of the Antero Clearwater Facility.

Net loss was $289 million, or $(0.57) per share. Adjusted Net Income was $197 million, or $0.39 per share, representing a 156% increase compared to the prior year quarter. Adjusted EBITDA was $218 million, an 18% increase compared to the prior year quarter. Adjusted EBITDA for the quarter included $19 million in combined distributions from Stonewall Gathering LLC and the processing and fractionation Joint Venture. Cash interest paid was $44 million. The decrease in cash reserved for bond interest during the quarter was $9 million. Maintenance capital expenditures during the quarter totaled $13 million and Distributable Cash Flow was $170 million, representing an 8% increase over the prior year quarter. Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was 1.1x.

The following table reconciles net income to Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow as used in this release (in thousands):

	Three Months Ended September 30,
	2018 (1)	2019
Net income	$57,975	(289,477)
Amortization of customer relationships	17,843	28,863
Impairment expense	1,157	457,478
Adjusted Net Income	76,975	196,864
Interest expense	22,493	36,134
Provision for income tax expense (benefit)	22,233	(62,268)
Depreciation expense	42,390	24,460
Accretion and change in fair value of contingent acquisition consideration	4,020	1,977
Accretion of asset retirement obligations	33	54
Equity-based compensation	13,102	20,129
Equity in earnings of unconsolidated affiliates	(9,235)	(18,478)
Distributions from unconsolidated affiliates	11,765	18,710
Adjusted EBITDA	183,776	217,582
Interest paid	(24,958)	(43,925)
Decrease in cash reserved for bond interest (2)	8,734	9,150
Maintenance capital expenditures(3)	(10,964)	(12,915)
AMGP general and administrative expenses	2,229	—
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards	(1,500)	(180)
Distributable Cash Flow	$157,317	169,712

Distributions or Dividends Declared to Antero Midstream Holders
Distributions to Limited Partners	$82,302	—
Distributions to incentive distribution rights and Series B unitholders	37,815	—
Dividends	—	153,023
Total Aggregate Distributions and Dividends	$120,117	153,023

Distributable Cash Flow Coverage Ratio	1.3x	1.1x

1)	Three months ended September 30, 2018 presented on a pro forma basis.
2)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
3)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — During the third quarter of 2019, Antero Midstream connected 33 wells to its gathering system and Antero Midstream’s compression capacity was approximately 90% utilized throughout the quarter. Antero Midstream expects to add 120 MMcf/d of additional compression capacity in the Marcellus Shale during the fourth quarter of 2019 to support the anticipated growth in Antero Resources’ production. Antero Resources is currently operating four drilling rigs on Antero Midstream dedicated acreage. The Joint Venture’s processing capacity during the third quarter was 1.0 Bcf/d, which was 100% utilized. The Joint Venture recently placed the Sherwood 12 processing plant online and expects Sherwood 13 to be placed into service later in the fourth quarter of 2019, bringing the Joint Venture’s total processing capacity to 1.4 Bcf/d.

Water Handling and Treatment — Antero Midstream’s Marcellus water delivery systems serviced 30 well completions during the third quarter of 2019, a 21% decrease from the prior year quarter. During the third quarter, Antero Resources operated three completion crews. Antero Resources plans to operate three to four completion crews during the fourth quarter, which is expected to drive an increase in fresh water delivery volumes during the fourth quarter of 2019 as compared to the third quarter of 2019.

Balance Sheet and Liquidity

As of September 30, 2019, Antero Midstream had approximately $726 million drawn on its $2.13 billion bank credit facility, resulting in approximately $1.4 billion of liquidity. Antero Midstream’s Net Debt to trailing twelve months pro forma Adjusted EBITDA was 3.3x as of September 30, 2019.

Commenting on Antero Midstream’s growth and balance sheet, Michael Kennedy, CFO of Antero Midstream said, “Antero Midstream reported another strong quarter which generated 18% and 8% year-over-year growth in Adjusted EBITDA and Distributable Cash Flow, respectively. Importantly, Antero Midstream’s DCF coverage increased to 1.1x during the third quarter and we expect a continued trend of increasing DCF coverage during the fourth quarter of 2019. In addition, Antero Midstream’s balance sheet remains very strong with 3.3x net debt to Adjusted EBITDA and approximately $1.4 billion of liquidity.”

Capital Investments

Total capital expenditures including investments in the Joint Venture were $135 million during the third quarter of 2019. Gathering, compression, and water infrastructure capital investments totaled $121 million and investments in unconsolidated affiliates for the Joint Venture were $14 million during the quarter. Of the $121 million invested in gathering, compression, and water infrastructure, $82 million was invested in gathering and compression assets and $39 million was invested in water handling and treatment assets.

Conference Call

A conference call for Antero Midstream is scheduled on Wednesday, October 30, 2019 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Wednesday, November 6, 2019 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13693464.

A simultaneous webcast of the call and presentation may be accessed over the internet at www.anteromidstream.com. The webcast will be archived for replay on Antero Midstream’s website until Wednesday, November 6, 2019 at 10:00 am MT.

Guidance

Included in this press release are updates to certain 2019 guidance projections. Antero Midstream has not included a reconciliation of Adjusted EBITDA and Distributable Cash Flow to the nearest GAAP financial measure for 2019 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between Adjusted EBITDA and net income (in thousands):

	Twelve Months Ending December 31, 2019
	Low		High
Depreciation expense	$125,000	—	$135,000
Interest expense	125,000	—	135,000
Equity based compensation expense	70,000	—	80,000
Equity in earnings of unconsolidated affiliates	58,000	—	73,000
Distributions from unconsolidated affiliates	76,000		81,000

Presentation

An updated company presentation will be posted to Antero Midstream’s website. The presentation can be found at www.anteromidstream.com on the homepage. Information on Antero Midstream’s website does not constitute a portion of, and is not incorporated by reference into, this press release.

Pro Forma Information

The pro forma information presented herein is for illustrative purposes only. If this simplification transaction had occurred in the past, operating results might have been materially different from those presented in the pro forma financial information. The pro forma financial information should not be relied upon as an indication of operating results that Antero Midstream would have achieved if the simplification transaction had taken place on January 1, 2018. In addition, future results may vary significantly from the pro forma results reflected in this release and should not be relied upon as an indication of Antero Midstream’s future results. For more information, please see Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses non-GAAP financial measures that are presented on an actual and pro forma basis. The definitions, uses, reconciliations to the nearest GAAP financial measure, and disclosures discussed in this release apply to both an actual and pro forma basis. Antero Midstream uses Adjusted EBITDA as an important indicator of Antero Midstream’s performance. Antero Midstream defines Adjusted EBITDA as net income before amortization of customer relationships, impairment expense, interest expense, provision for income taxes (benefit), depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, decrease in cash reserved for bond interest, income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards, ongoing maintenance capital expenditures paid, and AMGP general and administrative expenses. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Antero Midstream defines consolidated net debt as consolidated total debt less cash and cash equivalents. Antero Midstream views consolidated net debt as an important indicator in evaluating Antero Midstream’s financial leverage.

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

September 30, 2019
Bank credit facility	$725,500
5.375% senior notes due 2024	652,600
5.75% senior notes due 2027	653,250
5.75% senior notes due 2028	650,000
Net unamortized debt issuance costs	(23,600)
Consolidated total debt	$2,657,750
Cash and cash equivalents	—
Consolidated net debt	$2,657,750

Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts and impairment. Antero Midstream believes Adjusted Net Income is useful to investors in evaluating operational trends and its performance relative to other midstream companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.

The following table reconciles pro forma net income to pro forma Adjusted EBITDA for the twelve months ended September 30, 2019 as used in this release (in thousands):

Twelve Months Ended September 30, 2019
Pro forma net income	$13,294
Amortization of customer relationships	70,792
Impairment expense	465,054
Pro forma Adjusted Net Income	549,140
Interest expense	118,471
Income tax expense	43,336
Depreciation expense	120,017
Accretion of contingent acquisition consideration	(97,609)
Accretion of asset retirement obligations	230
Equity-based compensation	68,831
Equity in earnings of unconsolidated affiliates	(57,072)
Distributions from unconsolidated affiliates	71,930
Pro forma Adjusted EBITDA	$817,274

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to execute its business plan and return capital to its shareholders, information regarding potential incremental flowback and produced water services, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources and information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, Antero Midstream’s ability to execute its business strategy, competition and governmental regulations, actions taken by third party producers, operators, processors and transporters, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

For more information, contact Michael Kennedy – CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2018 and September 30, 2019

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$2,822	—
Accounts receivable—Antero Resources	—	105,182
Accounts receivable—third party	—	940
Other current assets	87	3,102
Total current assets	2,909	109,224
Property and equipment, net	—	3,215,978
Investments in unconsolidated affiliates	43,492	672,310
Deferred tax asset	1,304	35,530
Customer relationships	—	1,496,951
Goodwill	—	902,777
Other assets, net	—	12,734
Total assets	$47,705	6,445,504

Liabilities and Equity
Current liabilities:
Accounts payable—Antero Resources	$731	4,745
Accounts payable—third party	28	32,569
Accrued liabilities	407	96,944
Contingent acquisition consideration	—	122,247
Asset retirement obligations	—	2,630
Taxes payable	15,678	—
Other current liabilities	—	493
Total current liabilities	16,844	259,628
Long-term liabilities:
Long-term debt	—	2,657,750
Asset retirement obligations	—	3,441
Other	—	1,655
Total liabilities	16,844	2,922,474

Partners' Capital and Stockholders' Equity:
Common shareholders—186,219 shares issued and outstanding at December 31, 2018; none issued and outstanding at September 30, 2019	(41,969)	—
IDR LLC Series B units (66 units vested at December 31, 2018; none issued and outstanding at September 30, 2019)	72,830	—
Preferred stock, $0.01 par value: none authorized or issued at December 31, 2018; 100,000 authorized at September 30, 2019
Series A non-voting perpetual preferred stock; none designated, issued or outstanding at December 31, 2018; 12 designated and 10 issued and outstanding at September 30, 2019	—	—
Common stock, $0.01 par value; none authorized, issued or outstanding at December 31, 2018; 2,000,000 authorized and 503,378 issued and outstanding at September 30, 2019	—	5,034
Additional paid-in capital	—	3,715,002
Accumulated earnings (loss)	—	(197,006)
Total partners' capital and stockholders' equity	30,861	3,523,030
Total liabilities and partners' capital and stockholders' equity	$47,705	6,445,504

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended September 30, 2018 and 2019

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2018	2019
Revenue:
Gathering and compression—Antero Resources	$—	175,719
Water handling and treatment—Antero Resources	—	96,939
Amortization of customer relationships	—	(28,863)
Total revenue	—	243,795
Operating expenses:
Direct operating	—	61,808
General and administrative (including $8,574 and $20,129 of equity-based compensation in 2018 and 2019, respectively)	10,803	30,595
Facility idling	—	1,512
Impairment of property and equipment	—	407,848
Impairment of goodwill	—	43,759
Impairment of customer relationships	—	5,871
Depreciation	—	24,460
Accretion and change in fair value of contingent acquisition consideration	—	1,977
Accretion of asset retirement obligations	—	54
Total operating expenses	10,803	577,884
Operating loss	(10,803)	(334,089)
Interest expense, net	(68)	(36,134)
Equity in earnings of unconsolidated affiliates	37,816	18,478
Income (loss) before income taxes	26,945	(351,745)
Provision for income tax benefit (expense)	(8,917)	62,268
Net income (loss) and comprehensive income (loss)	$18,028	(289,477)

Net income (loss) per share–basic and diluted	$0.09	(0.57)

Weighted average common shares outstanding:
Basic	186,208	506,419
Diluted	186,208	506,419

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2018 and 2019

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2018	2019
Cash flows provided by (used in) operating activities:
Net income (loss)	$45,220	(210,555)
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions received from Antero Midstream Partners LP, prior to the Transactions	85,371	43,492
Depreciation	—	68,557
Accretion and change in fair value of contingent acquisition consideration	—	5,323
Accretion of asset retirement obligations	—	133
Impairment of property and equipment	—	408,442
Impairment of goodwill	—	43,759
Impairment of customer relationships	—	5,871
Deferred income benefit	—	(34,226)
Equity-based compensation	26,319	53,095
Equity in earnings of unconsolidated affiliates	(99,414)	(34,981)
Distributions from unconsolidated affiliates	—	42,570
Amortization of customer relationships	—	39,178
Amortization of deferred financing costs	90	2,123
Changes in assets and liabilities:
Accounts receivable—Antero Resources	—	38,331
Accounts receivable—third party	—	12
Other current assets	(56)	(1,788)
Accounts payable—Antero Resources	—	(503)
Accounts payable—third party	—	(3,635)
Accrued liabilities	646	(19,648)
Income taxes payable	(636)	(15,678)
Net cash provided by operating activities	57,540	429,872
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	—	(170,921)
Additions to water handling and treatment systems	—	(91,144)
Investments in unconsolidated affiliates	—	(117,339)
Cash received on acquisition of Antero Midstream Partners LP	—	619,532
Cash consideration paid to Antero Midstream Partners LP unitholders	—	(598,709)
Change in other assets	—	3,338
Change in other liabilities	—	(1,050)
Net cash used in investing activities	—	(356,293)
Cash flows provided by (used in) financing activities:
Distributions to shareholders	(57,349)	(336,772)
Distributions to Series B unitholders	(1,702)	(3,720)
Distributions to preferred shareholders	—	(235)
Repurchases of common stock	—	(25,519)
Issuance of senior notes	—	650,000
Payments of deferred financing costs	(230)	(8,523)
Payments on bank credit facilities, net	—	(349,500)
Employee tax withholding for settlement of equity compensation awards	—	(2,008)
Other	—	(124)
Net cash used in financing activities	(59,281)	(76,401)
Net decrease in cash and cash equivalents	(1,741)	(2,822)
Cash and cash equivalents, beginning of period	5,987	2,822
Cash and cash equivalents, end of period	$4,246	—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	75,071
Cash paid during the period for income taxes	$22,871	16,001
Increase in accrued capital expenditures and accounts payable for property and equipment	$—	34,667

PRO FORMA ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended September 30, 2018 and 2019

(Unaudited)

(In thousands)

	Three Months Ended		Amount of
	September 30,		Increase	Percentage
	2018	2019	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	199,226	248,208	48,982	25%
Gathering—high pressure (MMcf)	199,897	244,937	45,040	23%
Compression (MMcf)	161,549	223,904	62,355	39%
Fresh water delivery (MBbl)	17,984	12,945	(5,039)	(28)%
Treated water (MBbl)	1,062	2,332	1,270	120%
Other fluid handling (MBbl)	5,080	5,114	34	1%
Wells serviced by fresh water delivery	38	30	(8)	(21)%
Gathering—low pressure (MMcf/d)	2,166	2,698	532	25%
Gathering—high pressure (MMcf/d)	2,173	2,662	489	23%
Compression (MMcf/d)	1,756	2,434	678	39%
Fresh water delivery (MBbl/d)	195	141	(54)	(28)%
Treated water (MBbl/d)	12	25	13	108%
Other fluid handling (MBbl/d)	55	56	1	2%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.32	0.33	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.21	0.02	11%
Average compression fee ($/Mcf)	$0.19	0.19	—	—%
Average fresh water delivery fee ($/Bbl)	$3.78	3.90	0.12	3%
Average treatment fee ($/Bbl)	$4.92	4.55	(0.37)	(8)%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	55,720	95,333	39,613	71%
Fractionation—Joint Venture (MBbl)	1,598	2,964	1,366	85%
Processing—Joint Venture (MMcf/d)	606	1,036	430	71%
Fractionation—Joint Venture (MBbl/d)	17	32	15	88%

1)	Three months ended September 30, 2018 are presented on a pro forma basis
*	Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended September 30, 2019

(Unaudited)

(In thousands)

	Gathering and Processing	Water Handling and Treatment	Pro Forma Adjustments	Unallocated	Consolidated Total
Three months ended September 30, 2019
Revenues:
Revenue—Antero Resources	$175,719	96,939	—	—	272,658
Amortization of customer relationships	(16,363)	(12,500)	—	—	(28,863)
Total revenues	159,356	84,439	—	—	243,795

Operating expenses:
Direct operating	13,197	48,611	—	—	61,808
General and administrative (excluding equity—based compensation)	6,741	3,098	—	627	10,466
Facility idling	—	1,512	—	—	1,512
Equity—based compensation	1,348	450	—	18,331	20,129
Impairment of property and equipment	—	407,848	—	—	407,848
Impairment of goodwill	—	43,759	—	—	43,759
Impairment of customer relationships	—	5,871	—	—	5,871
Depreciation	11,709	12,751	—	—	24,460
Accretion and change in fair value of contingent acquisition consideration	—	1,977	—	—	1,977
Accretion of asset retirement obligations	—	54	—	—	54
Total expenses	32,995	525,931	—	18,958	577,884
Operating income	126,361	(441,492)	—	(18,958)	(334,089)
Other income (expenses):
Interest expense, net	—	—	—	(36,134)	(36,134)
Equity in earnings of unconsolidated affiliates	18,478	—	—	—	18,478
Income (loss) before taxes	144,839	(441,492)	—	(55,092)	(351,745)
Provision for income tax benefit	—	—	—	62,268	62,268
Net income (loss) and comprehensive income (loss)	$144,839	(441,492)	—	7,176	(289,477)

Adjusted EBITDA					$217,582

PRO FORMA ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended September 30, 2018

(Unaudited)

(In thousands)

		Water			Pro Forma
	Gathering and	Handling and	Pro Forma		Consolidated
	Processing	Treatment	Adjustments	Unallocated	Total
Three months ended September 30, 2018
Revenues:
Revenue—Antero Resources	$133,202	132,898	—	—	266,100
Revenue—third-party	—	105	—	—	105
Amortization of customer relationships	—	—	(17,843)	—	(17,843)
Total revenues	133,202	133,003	(17,843)	—	248,362

Operating expenses:
Direct operating	12,317	69,158	—	—	81,475
General and administrative (excluding equity-based compensation)	8,117	2,373	—	2,229	12,719
Equity-based compensation	3,666	862	—	8,574	13,102
Impairment of property and equipment	1,157	—	—	—	1,157
Depreciation	25,830	12,626	3,934	—	42,390
Accretion and change in fair value of contingent acquisition consideration	—	4,020	—	—	4,020
Accretion of asset retirement obligations	—	33	—	—	33
Total expenses	51,087	89,072	3,934	10,803	154,896
Operating income	82,115	43,931	(21,777)	(10,803)	93,466
Other income (expenses):
Interest expense, net	—	—	(5,437)	(17,056)	(22,493)
Equity in earnings of unconsolidated affiliates	10,706	—	(1,471)	—	9,235
Income before taxes	92,821	43,931	(28,685)	(27,859)	80,208
Provision for income tax expense	—	—	(13,316)	(8,917)	(22,233)
Net income and comprehensive income	$92,821	43,931	(42,001)	(36,776)	57,975

Pro Forma Adjusted EBITDA					$183,776